                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

                                                                         Six months ended
                                                                           June 30, 2002
                                                                         ----------------
Earnings:
   Income (loss) from continuing operations before income taxes               $(303.4)
   Add:
      Interest expense - net                                                    483.0
      Rental expense representative of interest factor                           15.6
      Preferred returns and minority interest in income
         of consolidated subsidiaries                                            37.0
      Interest accrued - 50% owned company                                        2.7
      Equity losses in less than 50% owned companies                             26.6
      Other                                                                       5.5
                                                                              -------

         Total earnings (loss) as adjusted plus fixed charges                 $ 267.0
                                                                              =======

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                     $ 483.0
   Capitalized interest                                                          12.4
   Rental expense representative of interest factor                              15.6
   Pre-tax effect of preferred stock dividend requirements of the Company        11.6
   Pre-tax effect of preferred returns of subsidiaries                           13.0
   Interest accrued - 50% owned company                                           2.7
                                                                              -------

         Combined fixed charges and preferred stock dividend requirements     $ 538.3
                                                                              =======


Ratio of earnings to combined fixed charges and preferred stock dividend
   requirements                                                                    (a)
                                                                              =======


(a) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $271.3 million for the six months ended June 30, 2002.